Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2020 SECOND QUARTER NET SALES

New York, New York, July 22, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2020, net sales declined 70.2% to $49.5 million from $166.2 million for the corresponding period of the prior year. At comparable foreign currency exchange rates, consolidated second quarter net sales declined 69.8%. Of note, the average dollar/euro exchange rate for the current second quarter is 1.10 compared to 1.12 compared in the second quarter of 2019. Inter Parfums plans to issue results for the 2020 second quarter on or about August 10, 2020.

Net Sales:

(in millions)	Three months ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
	($ in millions)

European based product sales	$39.4	$125.6	(68.6)%	$153.5	$269.3	(43.0)%
United States based product sales	10.1	40.6	(75.2)%	40.8	75.2	(41.6)%
	$49.5	$166.2	(70.2)%	$194.3	$344.5	(43.6)%

Jean Madar, Chairman & CEO of Inter Parfums stated, “As we expected, the impact of the COVID-19 pandemic, most notably store closures in many of the countries where our products are sold, was the primary reason for the steep decline in our second quarter sales across all our brands and geographic markets. As stores gradually began to reopen in certain markets in May and June, our sales began to improve from the dismal April levels. We are hopeful that this trend will continue as more stores reopen and customers feel more confident about in-store shopping. However, we recognize that there will continue to be significant challenges for the remainder of 2020. In particular, the one market which shows no sign of a turnaround any time soon is travel retail, which has historically represented 15% to 20% of our business.”

He continued, “Since the start of the Covid 19 pandemic, we have been forced to rethink how we work, plan, and maintain the bonds among our teams, as well as re-examine our relationships with our partners and our short and long-term strategies. Such efforts carried out in the second quarter enabled us to finalize our license agreement with Moncler and our equity stake in Origines Parfums. As we have reported, we have taken measures to adapt our operating expenses, especially marketing and advertising, and with our flexible business model, our business is expected to remain in the black through the first half of the year. However, at this time we lack the visibility to provide any estimates for the balance of this year.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc. News Release	Page 2
July 22, 2020

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the first quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or- Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com	www.theequitygroup.com